UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-L(B), (C) AND (D) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13D-2
                               (AMENDMENT NO. 2)*

                               CELADON GROUP, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.033 PER SHARE
                         (Title of Class of Securities)

                                    150838100
                                 (CUSIP Number)

                                  JULY 2, 2001
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                / / Rule 13d-l(b)

                                /X/ Rule 13d-l(c)

                                / / Rule 13d-l(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                            SCHEDULE 13G

---------------------------                                                ----------------------

CUSIP NO. 150838100                                                        PAGE 2 OF 10 PAGES
---------------------------                                                ----------------------

-------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Hollybank Investment, L.P.
-------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                (a)/ /
                                                                                           (b)/X/
-------------------------------------------------------------------------------------------------

3         SEC USE ONLY

-------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------------------------
                   5       SOLE VOTING POWER
    NUMBER OF
     SHARES                0
                   ------------------------------------------------------------------------------
  BENEFICIALLY
    OWNED BY       6       SHARED VOTING POWER
      EACH
    REPORTING              0
                   ------------------------------------------------------------------------------
     PERSON
      WITH         7       SOLE DISPOSITIVE POWER

                           0
                   ------------------------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                           0
-------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                                              / /

-------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0% (See Note 1)
-------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          PN
-------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
Note 1 - This Percentage is based on 7,539,642 shares of Common Stock outstanding as of April 10, 2001.




                                            SCHEDULE 13G

---------------------------                                                ----------------------

CUSIP NO. 150838100                                                        PAGE 3 OF 10 PAGES
---------------------------                                                ----------------------

-------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Thistle Investment LLC
-------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                (a)/ /
                                                                                           (b)/X/
--------- ---------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ---------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------------------------

                   5       SOLE VOTING POWER
    NUMBER OF
     SHARES                0
                   ------------------------------------------------------------------------------
  BENEFICIALLY
    OWNED BY       6       SHARED VOTING POWER
      EACH
    REPORTING              0

                   ------------------------------------------------------------------------------
     PERSON
      WITH         7       SOLE DISPOSITIVE POWER

                           0
                   ------------------------------------------------------------------------------

                   8       SHARED DISPOSITIVE POWER

                           0
-------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                                              / /
-------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0% (See Note 1)
-------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          OO
-------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      Note 1 - This Percentage is based on 7,539,642 shares of
                           Common Stock outstanding as of April 10, 2001.




                                  SCHEDULE 13G

---------------------------                                                ----------------------

CUSIP NO. 150838100                                                        PAGE 4 OF 10 PAGES
---------------------------                                                ----------------------


-------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Gattonside Investment LLC
-------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                (a)/ /
                                                                                           (b)/X/
-------------------------------------------------------------------------------------------------

3         SEC USE ONLY

-------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ---------------------------------------------------------------------------------------

                   5       SOLE VOTING POWER
    NUMBER OF
     SHARES                0
                   ------------------------------------------------------------------------------
  BENEFICIALLY
    OWNED BY       6       SHARED VOTING POWER
      EACH
    REPORTING              0

                   ------------------------------------------------------------------------------
     PERSON
      WITH         7       SOLE DISPOSITIVE POWER

                           0
                   ------------------------------------------------------------------------------

                   8       SHARED DISPOSITIVE POWER

                           0
-------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                                              / /
-------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0% (See Note 1)
-------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          OO
-------------------------------------------------------------------------------------------------

                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

               Note 1 - This Percentage is based on 7,539,642 shares of Common Stock outstanding as of April 10, 2001.



                                  SCHEDULE 13G

---------------------------                                                ----------------------

CUSIP NO. 150838100                                                        PAGE 5 OF 10 PAGES
---------------------------                                                ----------------------

-------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
1         SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Dorsey R. Gardner
-------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                (a)/ /
                                                                                           (b)/X/
-------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ---------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A
-------------------------------------------------------------------------------------------------

                   5       SOLE VOTING POWER
    NUMBER OF
     SHARES                145,227   **Please refer to Item 4, Page 7 for disclaimer of
                           beneficial ownership
                   ------------------------------------------------------------------------------
  BENEFICIALLY
    OWNED BY       6       SHARED VOTING POWER
      EACH
    REPORTING              0

                   ------------------------------------------------------------------------------
     PERSON
      WITH         7       SOLE DISPOSITIVE POWER

                           145,227   **Please refer to Item 4, Page 7 for disclaimer of
                           beneficial ownership
                   ------------------------------------------------------------------------------

                   8       SHARED DISPOSITIVE POWER

                           0
-------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          145,227   **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
-------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                                              /X/

-------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.93% (See Note 1) **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
-------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!
Note 1 - This Percentage is based on 7,539,642 shares of Common Stock outstanding as of April 10, 2001.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 150838100                                       PAGE 6 OF 10 PAGES
---------------------------                               ----------------------


ITEM 1(A). NAME OF ISSUER:

        Celadon Group, Inc., a Delaware Corporation (the "Company").

ITEM I(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        One Celadon Drive, Indianapolis, IN 46235.

ITEM 2(A). NAME OF PERSON FILING:

        The Persons filing this statement are Hollybank Investment, L.P., a Delaware limited partnership ("LP"), Thistle Investment LLC, a Delaware limited liability company ("LLC"), Gattonside Investment LLC, a Delaware limited liability company ("Gattonside Investment") and Dorsey R. Gardner, a general partner of LP and managing member of LLC ("Gardner"). Gardner is manager of Gattonside Management LLC ("Gattonside Management"), which serves as manager to Gattonside Investment.

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

        The business address of Gardner, LP, LLC and Gattonside Investment is c/o Kelso Management Company, Inc., One International Place, Suite 2401, Boston, Massachusetts 02110.

ITEM 2(C). CITIZENSHIP:

        Hollybank Investment, L.P. - Delaware
        Thistle Investment LLC - Delaware
        Gattonside Investment LLC - Delaware
        Dorsey R. Gardner - U.S.A.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

        The title of the class of equity securities to which this statement relates is the shares of Common Stock, par value $0.033 per share (the "Shares"), of the Company.

ITEM 2(E). CUSIP NUMBER:

        150838100

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 150838100                                       PAGE 7 OF 10 PAGES
---------------------------                               ----------------------


ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13D-L(B), OR 13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

(a)/ / Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
(b)/ / Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)/ / Insurance company as defined in Section 3(a)(19) of the Act
       (15 U.S.C. 78c);

(d)/ / Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)/ / An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
(f)/ / An employee benefit plan or endowment fund in accordance with 13d-1
       (b)(1)(ii)(F);
(g)/ / A parent holding company or control person in accordance with 13d-l(b)(1)(ii)(G);
(h)/ / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);
(i)/ / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)/ / Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box. /X/

ITEM 4. OWNERSHIP:

        The information in Items 5-11 on the cover pages (pages 2 through 4) of this Schedule 13G is incorporated by reference.

        As of the date of this statement, LP, LLC and Gattonside has made a distribution of all of its respective holdings of Shares and thus are no longer beneficial owners of any Shares. Gardner, as a general partner of LP, managing member of LLC and Gattonside Management, which serves as manager of Gattonside Investment, may be deemed to beneficially own Shares beneficially owned by LP, LLC and Gattonside Investment, respectively. Except to the extent of his interests as a limited partner in LP, a member of LLC or Gattonside Investment, Gardner expressly disclaims such beneficial ownership and the filing of this statement shall not be construed as an admission that Gardner is the beneficial owner of the Shares owned by LP, LLC or Gattonside Investment and covered by this statement.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 150838100                                       PAGE 8 OF 10 PAGES
---------------------------                               ----------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        A Notice of Dissolution of the Group is filed herewith as Exhibit 99.2. Any further filings with respect to transactions in Shares of the Company will be filed, if required, by members of the group, in their individual capacity.

ITEM 10. CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 150838100                                       PAGE 9 OF 10 PAGES
---------------------------                               ----------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2001

                            HOLLYBANK INVESTMENT, L.P.

                            By: /s/ DORSEY R. GARDNER
                               ----------------------------
                                   General Partner

                            THISTLE INVESTMENT LLC

                            By:/s/ DORSEY R. GARDNER
                               ----------------------------
                                   Managing Member

                            GATTONSIDE INVESTMENT LLC

                            By:/s/ DORSEY R. GARDNER
                               -----------------------------
                                   Manager of Gattonside Management LLC,
                                   the manager of Gattonside Investment LLC

                            DORSEY R. GARDNER

                                /s/ DORSEY R. GARDNER
                                ------------------------------
                                   Dorsey R. Gardner



        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                  SCHEDULE 13G

---------------------------                               ----------------------

CUSIP NO. 150838100                                       PAGE 10 OF 10 PAGES
---------------------------                               ----------------------


                                  EXHIBIT INDEX


99.1 Joint Filing Agreement. Incorporated herein by reference to Exhibit 99.1 to Amendment No. 1 of Schedule 13G filed electronically with the Securities and Exchange Commission on February 14, 2001 (Accession No. 0000898432-01-000144).

99.2    Notice of Dissolution.  Filed herewith.

                                  EXHIBIT 99.2

                              NOTICE OF DISSOLUTION


        As of the date below, the undersigned hereby give notice of its dissolution as a group for purposes of filing only one statement containing the information required by Schedule 13G (or any amendment thereof) pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, with respect to the beneficial ownership of any equity securities of Celadon Group, Inc. The undersigned agree that all further filings required by Schedule 13G with respect to transactions in the equity securities of Celadon Group, Inc. will be filed, if required, by members of the group, in their individual capacity.

Dated: July 9, 2001


HOLLYBANK INVESTMENT, L.P.             DORSEY R. GARDNER


By: /s/ DORSEY R. GARDNER              BY: /s/ DORSEY R. GARDNER
    ---------------------------            ---------------------------
        General Partner                        Dorsey R. Gardner


THISTLE INVESTMENT L.L.C.              GATTONSIDE INVESTMENT LLC


By: /s/ DORSEY R. GARDNER              By: /s/ DORSEY R. GARDNER
    ----------------------------           ----------------------------
Managing Member                                Manager of Gattonside Management
                                               LLC, the manager of Gattonside
                                               Investment LLC